EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended September 30, 2017

November 2, 2017

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2018 first quarter results. This is So-Yeon Jeong, Investor Relations representative for the company. With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by globe newswire today, November 2, 2017, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to Yifan, our CFO, to provide an overview of the first fiscal quarter financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for the quarter. Then I’ll turn the call over to Mike, our CEO, who will review the company’s business highlights. After that I will follow-up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the September quarter was $104.9 million, an increase of 7.0% from the prior quarter and an increase of 7.7% from the same quarter last year. Our diversified new products across all segments continued to show growing momentum.

In terms of product mix, MOSFET revenue was $83.7 million, up 9.0% sequentially and up 17.1% year-over-year. Power IC revenue was $18.1 million, flat from the prior quarter and down 21.3% from a year ago. Service revenue was approximately $3.1 million as compared to $3.0 million for the prior quarter and $2.9 million for the same quarter last year.

Regarding the segment mix, this quarter’s Computing segment represented 38.8% of the total revenue, Consumer 24.6%, Power Supply and Industrial 19.1%, Communications 14.5%, Service 2.9%, and others 0.1%.

Gross margin for the September quarter was 26.3%, as compared to 25.6% in the prior quarter and 22.5% for the same quarter last year. The increase in gross margin quarter-over-quarter was mainly driven by the improved product mix and higher utilization, partially offset by the cost increase in raw materials and foundry services as we had mentioned in our previous earnings call.

Operating expenses for the quarter were $22.9 million, compared to $21.5 million for the prior quarter and $18.2 million for the same quarter last year. The increase in operating expenses quarter-over-quarter was mainly due to an increase of annual merit-based compensation adjustments that started in July, more variable compensation accrual because of the higher profitability, the growing startup expenses associated with our Chongqing joint venture, and increased R&D engineering expenses to support our growth.

Income tax expense was $1.3 million for the quarter as compared to $0.8 million for the prior quarter, and $1.2 million for the same quarter last year.

Net income attributable to AOS for the quarter was approximately $4.8 million or 19 cents earnings per share, as compared to 17 cents earnings per share for the prior quarter and 14 cents earnings per share for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 27 cents earnings per share as compared to 25 cents earning per share for the prior quarter and 19 cents earnings per share for the same quarter last year. Non-GAAP EPS excluded the effect of share-based compensation expenses of $2.0 million. The diluted earnings per share calculation was based on approximately 25.0 million weighted average shares.

We continued to generate positive cash flow. Cash flow from operations was $12.3 million for the September quarter compared to $13.5 million for the prior quarter and $9.3 million for the same quarter last year.

EBITDAS for the September quarter was $15.0 million compared to $14.0 million for the prior quarter and $12.3 million for the same quarter last year.

Moving on to the balance sheet.

We completed the September quarter with cash and cash equivalents balance of $180.2 million, as compared to $115.7 million at the end of last quarter and $118.8 million a year ago. The $180.2 million cash balance at September 30, 2017 consisted of $79.1 million from our Chongqing Joint Venture and $101.1 million from AOS. During the quarter, the joint venture received $97.0 million capital contribution, including $87.0 million from the Chongqing funds, and $10.0 million from AOS. As of the September quarter-end, the joint venture had received a total of $120.0 million capital contribution from the Chongqing funds, and AOS’s capital contribution had been completed.

Net trade receivables were $25.4 million, as compared to $28.4 million at the end of last quarter and $27.1 million during the same quarter last year. Day Sales Outstanding for the quarter was 32 days, same as the prior quarter.

Net inventory was $79.2 million at the quarter-end, up from $76.3 million for last quarter and from $70.0 million for the prior year. Average days in inventory were 90 days for the quarter compared to 92 days in the prior quarter.

Net Property, Plant and Equipment balance was $159.0 million, as compared to $139.4 million last quarter and $123.0 million for the prior year. Capital expenditures were $28.3 million for the quarter, including $7.1 million from AOS and $21.2 million from our Chongqing Joint Venture for building construction and purchase of equipment. We have made significant progress in the construction of the joint venture’s building infrastructure, which is close to completion. We have included a picture of the building in our prepared remarks document, which can be found on our IR website under the ‘Events and Presentations’ page. The next major step is to construct the clean rooms, which is expected to be completed by the first half of next calendar year. The overall project is progressing well according to our plan. We expect to start trial production in mid next calendar year.

Net intangible asset balance was $13.0 million for the quarter, including $12.6 million license fee capitalized under the license agreement with STMicroelectronics that we entered in September 2017. During the quarter we paid $5.6 million toward the license fee. The remaining balance is expected to be paid in the next few quarters based on a payment schedule set forth in the license agreement.

Also in September, reflecting increased confidence in AOS’s profitability and cash generation capability, our Board approved a $30.0 million share repurchase program, which underscores our commitment to enhance our shareholder value.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

AOS achieved another outstanding quarter and reached several important milestones. For the September quarter, we have surpassed the $100 million quarterly revenue mark for the first time. Driven by the new products across all market segments, the quarterly revenue came in at the top of our guidance ranges at $104.9 million, establishing an all-time record. The favorable product mix contributed to the 10th consecutive quarter of gross margin expansion. Our gross margin improved 380 basis points year over year, which resulted in a healthy bottom line.

Earlier this year, I shared our strategic vision of how we can achieve the ultimate goal of becoming a total power semiconductor solution provider. The first step was to develop and introduce differentiated products in four targeted markets. The next step was to grow the business on the strength of our new product cycle and keen product executions to turn into a larger, more sizable force in the market place. The strong product momentum and healthy business pipeline presented us with the exciting opportunities that will further expand the addressable markets and diversify our product offering. In support of such growth trajectory, we signed the Joint Venture (JV) agreement with Chongqing government in 2016. The JV project is moving well according to our plan as Yifan mentioned earlier. We expect the JV to improve and enhance our manufacturing capability and allow us to expand and diversify our markets in China.

I am very pleased to report that we recently took yet another critical step towards executing our strategic plan during the September quarter. We entered into a license agreement with STMicroelectronics, which will lead us to expand into new markets with digital multiphase controllers, primarily for applications in computer servers. By adding a multiphase controller product line to our power IC and MOSFET products, we can offer a complete solution to customers in the server market. The digital capability is one of the fundamental building blocks of AOS strategic plan that will elevate us to become a total solution provider of power semiconductor. We plan to introduce new products addressing the server market in 2-3 years, and the entire team at AOS remains committed to deliver fine executions for our near- and long-term plans.

Now, let's move to a detailed review of our business beginning with Computing segment. It represented 38.8% of total revenue in the September quarter. We posted a 1.4% sequential increase and 16.2% growth year-over-year. The increase from a year ago was driven by the continuous gains of market shares in notebook applications. Considering the strong demand for our products partially offset by supply constraint, we expect the Computing segment to maintain or slightly improve in the December quarter.

Second, Consumer: It was 24.6% of the total revenue. It grew 6.7% sequentially and decreased 5.9% compared to the prior year. The wafer shortage at third party foundries continued to affect our Consumer business, however, the rising shipments of our new products for home appliances that were developed and shipped from our fab resulted in a sequential growth. As we look into the low seasonality for our Consumer business, we anticipate this segment to decrease in the coming quarter.

Third, Power Supply and Industrial Segment: It was 19.1% of the total revenue, which was up 14.6% sequentially, and down 1.9% from the same quarter last year. We are encouraged by customer excitement for the recently introduced high performance αMOS5TM High Voltage (HV) MOSFET platform that offers higher power density in smaller and more efficient packages. The solid sequential growth was attributable to the revenue contribution from the αMOS5TM product line and the low voltage products for various power tool applications. While we continue to be more selective in High Voltage allocation, we expect to see demand for the medium voltage products in industrial power supply applications to grow in the next quarter. We anticipate that this segment's revenue will maintain or slightly improve in the December quarter.

Lastly, the Communication segment: It represented 14.5% of the total revenue. It increased 16.8% sequentially and 32.6% year over year. The increasing shipment of our AlphaDFN products for smartphone battery management applications and surge protection products drove the significant growth during the September quarter. As we see healthy design ins and wins with AlphaDFN products, we expect to maintain the revenue level next quarter.

In closing, I am pleased with our sustainable growth and continued momentum. As we are consistently delivering near-term objectives, we are also investing in long-term initiatives that will ultimately transform AOS to a total power semiconductor solution provider. As we secure the right balance in near-term commitments and long-term investments, I believe we are well positioned to capture great opportunities today and many years to come.

Yifan Liang: Guidance for the next quarter

As we look forward to the second quarter of fiscal year 2018, we expect:

•	Our December quarter’s revenue to be in the range of $100 million to $104 million.
•	GAAP gross margin is expected to be approximately 26% plus or minus 1%.
•	GAAP operating expenses are expected to be in the range of $23.5 million plus or minus $1 million as we expect the Chongqing joint venture related expenses continue to increase to support our joint venture’s development plan.
•	Tax expenses are expected to be about $0.9 million to $1.1 million.
•	Loss attributable to non-controlling interest is expected to be approximately $1.8 million.
•	Our share-based compensation should range from $2.0 million to $2.1 million.

As part of our normal practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, statements regarding market segments, diversification of products and new customers; expectation with respect to improvement in profit,; the expected trend on revenue and sales for each segment of our serviceable market; the progress of construction of manufacturing facility in our joint venture with Chongqing funds; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products; expectation with respect to our license agreement with STMicroelectronics; seasonality fluctuation in customer demand; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan; the benefit of our share repurchase program; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the decline of the PC industry and our ability to respond to such decline; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to successfully develop and operate the joint venture in China, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed by AOS on September 5, 2017. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.